Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and Form S-3 of SandRidge Mississippian Trust I and SandRidge Energy, Inc., to be filed on or about January 5, 2011 (the “Registration Statement”), of all references to the name of Netherland, Sewell & Associates, Inc.

We also hereby consent to the inclusion of our report on reserves, as of December 31, 2010, of the Underlying Properties and the royalty interests to be conveyed to SandRidge Mississippian Trust I and to the inclusion of such reports as an annex to the prospectus included in the Registration Statement; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from the reports listed below in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 1, 2010:

December 31, 2009, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2007, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees, III, P.E.
Name: C.H. (Scott) Rees, III, P.E.
Title: Chairman and Chief Executive Officer

Dallas, Texas

January 5, 2011